Exhibit 99.1

September 9, 2008	Contact: Steve Taylor
FOR IMMEDIATE RELEASE	(509) 892-5287
Press Release 08-15

HuntMountain’s Sierra Madre Exploration Returns High-Grade Silver, Base Metals Results

(SPOKANE, WA)  HuntMountain Resources Ltd. (OTCBB: HNTM)(Frankfurt: MPT) is pleased to provide an update on its initial exploration of the El Capitan concession located in the prolific Sierra Madre Gold Belt of western Chihuahua State, Mexico.  El Capitan is a high-grade silver-gold prospect covering over 20,000 acres (8,105 hectares) and encompassing multiple zones of known precious and base metal occurrences including several that have undergone small-scale mining.  The property lies approximately 30 kilometers north of Coeur’s Palmarejo silver-gold project and shares a similar geological setting.

Following acquisition of the concession in June, the Company assembled a geological team led by Hernando Rueda MSc. and commenced a detailed reconnaissance of prospective zones in the central and southwest portions of the property.  Numerous zones of alteration were identified and a total of 32 representative channel samples were taken across the observed structures.  Assays returned anomalous silver (>1 gram) and gold (>0.05 grams) values in 100% and 59% of the samples respectively.  Significant base metal values were also present in over one third of the samples. The most notable assays are listed below:

Sample	Gold	Silver	Cu	Pb	Zn
#	g/t	g/t	%	%	%
1006 B	2.61	1,255	0.05	0.66	0.08
1011 A	0.08	159	0.15	0.57	0.96
1011 B	Nil	581	0.33	1.89	0.52
1011 C	0.06	651	0.33	2.30	1.72
1011D	0.06	463	0.56	1.70	3.17
1011 F*	Nil	692	0.47	3.11	1.24
1012 C	0.38	127	Nil	1.84	Nil
1012 D	0.17	89.8	Nil	1.33	Nil
*denotes grab sample

“We are encouraged by the results from our initial prospecting at El Capitan, including the outstanding base metal values, and we are planning an extensive surface and underground sampling campaign for implementation this fall following the rainy season,” said Matt Hughes, HuntMountain Executive Vice President and COO.  “The state of Chihuahua produces roughly half of the lead extracted in Mexico, and we believe El Capitan has the potential for a significant base metal component to complement the development of a precious metal deposit.”
Certified sample preparation, gold and silver fire assay, and 28 element ICP analysis were carried out by ALS Chemex in Hermasillo, Mexico.

HuntMountain Resources Ltd. is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America. The Company currently controls and operates projects in Santa Cruz Argentina, Chihuahua Mexico, Nevada USA, and Quebec Canada.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:
Steve Taylor, Vice President of Corporate Development
HuntMountain Resources
(509) 892-5287
staylor@huntmountain.com
www.huntmountain.com